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                                                                    Exhibit 99.1



                                       Contact:      Michael Dale, President/CEO
                                                     Manny Villafana, Chairman
                                                     763/553-7736
                                                     763/553-1492 Fax

Minneapolis MN, April 22, 2003


                   ATS MEDICAL ANNOUNCES 1ST QUARTER EARNINGS:
                NORTH AMERICAN SALES FORCE HIRING NEARLY COMPLETE

MINNEAPOLIS, April 22/PRNewswire-FirstCall/ -- Michael D. Dale, President and CEO of ATS Medical, Inc. (NASDAQ: ATSI -- News) today announced the financial results for the first quarter of 2003.

Revenue for the three months ended March 31, 2003 totaled $3,964,849 versus $3,902,263 for the three months ended on March 31, 2002, an increase of almost 2%. Revenue increased 6% over the quarter ended December 31, 2002. The net loss for the quarter ended March 31, 2003 totaled $1,539,391 or $0.07 per share compared to a net loss of $1,483,371 or $0.07 per share for the quarter ended March 31, 2002.

Commented Mr. Dale, "As mentioned previously in our end of year 2002 press release, for much of the last six months ATS has been engaged in rebuilding and strengthening our worldwide sales and marketing organization. We are therefore encouraged by our quarter to quarter revenue results. In particular, we are pleased to note that North American revenue was up 56% over fourth quarter of 2002, and 23% versus first quarter of 2002. Given that these results reflect the efforts of only five active sales territories in North America through first quarter, we are very optimistic about our potential reception in the marketplace once the entire sales force has been hired and trained. To that end, I am pleased to announce that with the exception of two remaining positions in North America and one position internationally, we have completed our sales related hiring objectives for 2003. The new sales organization will complete training and orientation by end of April, and begin full time representation of the ATS Open Pivot(R) heart valve before end the of second quarter."

Concluded Mr. Dale, "We are confident that our planned investments in sales and marketing for 2003 will be sufficient in scope to meet our initial market penetration objectives. Early indications here in North America, where we have territories up and running, combined with our international business, which remains stable and importantly is also growing in key markets, continue to give us confidence 2003 will reflect renewed growth and a window to future profitability."




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ATS Medical, Inc. manufactures and markets a pyrolitic carbon open pivot mechanical heart valve. The Company's common stock is traded in the NASDAQ National Market under the symbol "ATSI." The Company's website is www.atsmedical.com.

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including Exhibit 99.1 to its Form 10-K for the year ended December 31, 2002.




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